EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS RECORD FINANCIAL RESULTS FOR FIRST QUARTER OF

FISCAL 2005 AND PROVIDES EARNINGS GUIDANCE

FOR THE SECOND QUARTER

Strong performance with wireless telecommunications as well as non-wireless telecommunications customers contribute to continued growth.

Anaheim, CA., February 1, 2005 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal first quarter ended December 31, 2004, increased by 58 percent to $84.4 million from $53.5 million for the first quarter of fiscal 2004. Net income for the fiscal first quarter of 2005 increased to $9.5 million, or $0.38 per diluted share, compared to $2.1 million, or $0.12 per diluted share, for the same period in fiscal 2004.

According to Phil Harding, M-Flex’s chief executive officer, the company’s continued strong performance during the first quarter of fiscal 2005 resulted from significant growth in revenues from the wireless telecommunications sector of its business, including an increase in sales to Motorola of approximately 54 percent compared to the same period in fiscal 2004. In addition, M-Flex grew revenue from its other customers during the first three months of fiscal 2005 by nearly 75 percent compared to the same period in fiscal 2004. Driven in part by the strong sales of wireless telecommunications products during the holiday season, company sales to Motorola during the first quarter of fiscal 2005 were approximately 80 percent of the company’s total revenues, as compared to approximately 81 percent in the first quarter of fiscal 2004. The company maintained gross margins for the first fiscal quarter of approximately 24 percent, even though cost of sales included a $1.3 million value added tax and duty accrual for China.

“We continue to benefit from our long-standing presence in the hand-held telecommunications market and the opportunity we have to add our component assembly solutions across a broad range of wireless communications products and models,” Harding said.

“M-Flex increased revenue during the quarter from a recently-acquired telecommunications customer that is among the leading worldwide manufacturers of cellular phones,” Harding said. “In addition, sales to an existing M-Flex customer that manufactures PDAs grew substantially, partly as a result of our success in gaining market share from a competitor.”

According to Craig Riedel, M-Flex’s chief financial officer, “In January 2005, we were successful in our efforts to extend the tax holiday period for MFC1 an additional three years. Consequently, during this period MFC1 will continue to pay taxes at a rate of 12 percent, thereby having a favorable impact on our fiscal 2005 estimated consolidated tax rate. In addition, we are in the process of finalizing our transfer price audit with the Chinese Tax authorities for the five-year period ended December 2003. Our estimate of the net impact of the audit has increased our first quarter tax expense by $400,000.”

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-Flex expects its net sales for the second quarter ending March 31, 2005, to range between $74 million and $80 million and net income for the same period of between $6.2 million and $8.5 million. “Although our second fiscal quarter results are usually lower than the first quarter due to the seasonality of sales of electronic products,” Harding said, “this guidance represents an increase in net sales of up to 42 percent and net income of up to 48 percent over the second quarter of fiscal 2004.”

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the first quarter of fiscal 2005 and its earnings guidance for the second quarter. The dial-in number for the call in North America is 800-818-5264 and 913-981-4910 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on February 1, 2005. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 4740159.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding net sales, net income, growth and expansion of the company’s business, the company’s relationship and opportunities with its current and new customers, expected tax rates, and the results of audits of the company in China. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “estimate,” “aim,” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2004. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended December 31,
	2004	2003
Net sales	$84,412	$53,450
Cost of sales	64,569	45,762

Gross profit	19,843	7,688

Operating expenses:
Sales and marketing	2,166	1,780
General and administrative	3,831	2,521

Total operating expenses	5,997	4,301

Operating income	13,846	3,387
Interest (income) / expense, net	(70)	118
Other (income) / expense, net	29	160

Income before provision for income taxes	13,887	3,109
Provision for income taxes	(4,417)	(964)

Net income	$9,470	$2,145

Net income per share:
Basic	$0.41	$0.12
Diluted	$0.38	$0.12

Shares used in computing net income per share:
Basic	23,265,769	17,191,932
Diluted	24,975,758	18,631,789

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2004	September 30, 2004
Cash and cash equivalents	$40,435	$38,377
Accounts receivable, net	56,018	44,382
Inventories	49,330	39,217
Other current assets	4,321	4,193

Total current assets	150,104	126,169
Property, plant and equipment	64,090	59,914
Other assets	5,588	3,915

Total assets	$219,782	$189,998

Accounts payable	$42,367	$26,079
Other current liabilities	25,069	21,129
Other liabilities	1,720	1,706
Stockholders’ equity	150,626	141,084

Total liabilities and stockholders’ equity	$219,782	$189,998

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